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                                                                  Exhibit 8.1

                    PAUL, WEISS, RIFKIND, WHARTON & GARRISON
                           1285 AVENUE OF THE AMERICAS
                          NEW YORK, NEW YORK 10019-6064









                                                  July 19, 2001







Playtex Products, Inc.
300 Nyala Farms Road
Westport, Connecticut 06880

                             Playtex Products, Inc.
             $350,000,000 9 3/8% Senior Subordinated Notes due 2011
             ------------------------------------------------------

Dear Sir or Madam:

                  We have acted as special United States tax counsel for Playtex Products, Inc. (the "Company") in connection with the offer to exchange $350,000,000 aggregate principal amount of the Company's 9 3/8% Senior Subordinated Notes due 2011 (the "Exchange Notes"), which are proposed to be registered under the United States Securities Act of 1933, as amended (the "Securities Act"), for a like aggregate principal amount of outstanding 9 3/8% Senior Subordinated Notes due 2011 (the "Exchange Offer").

                  We are giving this opinion in connection with the Registration Statement on Form S-4, as amended (the "Registration Statement"), relating to the registration by the Company of the Exchange Notes to be offered in the Exchange Offer, filed by the Company with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Act and the rules and regulations of the Commission promulgated thereunder.

                  In rendering our opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such agreements and other documents as we have deemed relevant and necessary and we have made such investigations of law as we have deemed appropriate as a basis for the opinion expressed below. In our examination, we have assumed the authenticity of original documents, the accuracy of copies and the




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Playtex Products, Inc.                                                       2


genuineness of signatures. We understand and assume that (i) each such agreement represents the valid and binding obligation of the respective parties thereto, enforceable in accordance with its respective terms and the entire agreement between the parties with respect to the subject matter thereof, (ii) the parties to each agreement have complied, and will comply, with all of their respective covenants, agreements and undertakings contained therein and (iii) the transactions provided for by each agreement were and will be carried out in accordance with their terms.

                  Our opinion is based upon existing United States federal income tax laws, regulations, administrative pronouncements and judicial decisions. All such authorities are subject to change, either prospectively or retroactively, and any such change could affect our opinion.

                  The opinion set forth herein has no binding effect on the United States Internal Revenue Service or the courts of the United States. No assurance can be given that, if the matter were contested, a court would agree with the opinion set forth herein.

                  We hereby confirm the opinion set forth under the caption "Certain Federal Income Tax Consequences To Non-United States Holders" in the Registration Statement. While such description discusses the material anticipated United States federal income tax consequences applicable to Non-United States Holders of Exchange Notes, it does not purport to discuss all United States federal income tax considerations and our opinion is limited to those United States federal income tax considerations specifically discussed therein.

                  In giving the foregoing opinion, we express no opinion other than as to the federal income tax laws of the United States of America.

                  We are furnishing this letter in our capacity as special United States tax counsel to the Company. This letter is not to be used, circulated, quoted or otherwise referred to for any other purpose, except as set forth below.


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Playtex Products, Inc.                                                       3



                  We hereby consent to the filing of this opinion as Exhibit 8.1 to the Registration Statement and we further consent to the use of our name under the caption "Certain Federal Tax Consequences To Non-United States Holders" in the Registration Statement. The issuance of such a consent does not concede that we are an "expert" for purposes of the Securities Act.

                           Very truly yours,

                           /s/     Paul, Weiss, Rifkind, Wharton & Garrison

                           PAUL, WEISS, RIFKIND, WHARTON & GARRISON